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                             EXHIBIT (23)(d)
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                CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Boatmen's Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-4 (No. 33-56035) of Boatmen's Bancshares, Inc. of our report dated March 5, 1992, relating to the consolidated statements of operations, changes in stockholders' equity and cash flows of Sunwest Financial Services, Inc. and subsidiaries for the year ended December 31, 1991, which report appears in the December 31, 1993 annual report on Form 10-K of Boatmen's Bancshares, Inc. and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


                                  /s/ KPMG Peat Marwick LLP

                                   KPMG Peat Marwick LLP


Albuquerque, New Mexico
January 24, 1995